Exhibit (r)(1)

Rule 17j-1 Code of Ethics
OF EAGLE POINT CREDIT COMPANY, eAGLE POINT INCOME COMPANY, EAGLE POINT
INSTITUTIONAL INCOME FUND, Eagle Point Enhanced Income Trust, eagle point defensive income trust, EP Private Capital Fund i AND EAGLE POINT TRINITY
SENIOR SECURED LENDING COMPANY

Last Approved: ECC, EIC, EPIIF, EPEIT, EPDIT and EPPFC November 2025; EPSLC August 2026

In accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), this Code of Ethics (“Code”) has been adopted by the Board of Trustees (the “Board”) of Eagle Point Credit Company, Eagle Point Income Company, Eagle Point Institutional Income Fund, Eagle Point Enhanced Income Trust, Eagle Point Defensive Income Trust, EP Private Capital Fund I and Eagle Point Trinity Senior Secured Lending Company, each a closed-end, externally managed investment company that is either registered as an investment company under the Investment Company Act or has elected to be regulated as a business development company under the Investment Company Act (each, a “Company”).

Separate Code of Ethics that are compliant with both Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, govern Eagle Point Credit Company, Eagle Point Income Company, Eagle Point Institutional Income Fund, Eagle Point Enhanced Income Trust, Eagle Point Defensive Income Trust, EP Private Capital Fund I and Eagle Point Trinity Senior Secured Lending Company, each Company’s investment adviser and sub-adviser, as applicable (the “Adviser”). Trustees, officers and employees of the Adviser are considered “access persons” for purposes of an Adviser’s Codes of Ethics and may be considered Access Persons of a Company. This Code contains several carve outs from its requirements for Access Persons of the Companies that are also access persons of the Adviser.

This Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of a Company do not intentionally use that information for their personal benefit and to the detriment of the Company. It is not the intention of this Code to prohibit personal securities activities by Access Persons.

1.	DEFINITIONS

Capitalized terms used in and not otherwise defined in this Code are defined below.

(A)	“Access Person” includes:

(1)	Any trustees and officers of such Company;
(2)	Each employee (if any) of the Company (or of any company in a Control relationship with the Company) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
(3)	Any natural person in a Control relationship with the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

A list of each Company’s Access Persons will be maintained by the Company’s CCO.

(B)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation, including a dividend reinvestment plan.

(C)	“Beneficial ownership” means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. The term shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a person will generally be considered the beneficial owner of a security if that person has the right to enjoy a direct or indirect economic benefit from the ownership of the security. For example, a person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household, (b) a trust, estate, or other account in which he or she has a present or future interest in the income, principal or right to obtain title to the securities, or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

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(D)	“CCO” means the person or persons designated by the Board to fulfill the responsibilities assigned to the CCO hereunder.

(E)	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, which presumes that a person who owns beneficially, either directly or through a controlled company, more than 25% of the voting securities of a company, controls that company.

(F)	“Covered Security” means any “security” as defined in Section 2(a)(36) of the Investment Company Act (a broad definition that includes any interest or instrument commonly known as a security),[1] but excluding:

(1)	Direct obligations of the U.S. Government;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(3)	Shares of open-end investment companies registered under the Investment Company Act (other than exchange traded funds)[2] that are not advised by the Adviser.

A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. Shares of exchange traded funds, whether registered as open-end investment companies or unit investment trusts, are deemed to be Covered Securities.

(G)	“IPO” means an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(H)	“Investment Personnel” or “Investment Person” of a Company or an Adviser means:

(1)	Any employee of the Company or the Adviser (or of any company in a Control relationship with the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; or

[1]	“Security” as defined in Section 2(a)(36) of the Investment Company Act includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. “Security” also includes shares of closed-end investment companies, shares of exchange traded funds (as defined in footnote 2), various derivative instruments, limited partnership interests and private placement of common or preferred stocks or debt instruments.
[2]	“Exchange traded funds,” or “ETFs,” are registered investment companies that operate pursuant to an order from the United States Securities and Exchange Commission (“SEC”) exempting the ETF from certain provisions of the Investment Company Act so that the ETF may issue securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units. An ETF registers with the SEC under the Investment Company Act either as an open-end management investment company or as a unit investment trust.

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(2)	Any natural person who controls the Company and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(I)	“Limited Offering” means an offering or a private placement of securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(J)	“Security Held or to be Acquired by the Company” means (1) any Covered Security or (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that, in either case, within the most recent 15 days is or has been held by a Company or is being considered by a Company or its Adviser for purchase by the Company.

2.	GENERAL PRINCIPLES

Rule 17j-1(b) makes it unlawful for any affiliated person3 of or principal underwriter for a Company, or any affiliated person of an investment adviser or principal underwriter for the Company, in connection with the purchase and sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Company to:

(A)	Employ any device, scheme or artifice to defraud the Company;

(B)	Make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Company; or

(D)	Engage in any manipulative practice with respect to the Company.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Company and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with a Company and its shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of a Company and its shareholders.

3.	SUBSTANTIVE RESTRICTIONS

The following substantive restrictions are imposed on personal trading activities:

(A)	Investments in IPOs and Limited Offerings.[4] Investment Personnel are generally prohibited from participating in IPOs and Limited Offerings. However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains written approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The CCO may approve the participation of an Investment Person in an IPO or Limited Offering if he or she determines that it is clear that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Person will not create a material conflict with the Company. A record of any decision to permit investment by an Investment Person in an IPO or Limited Offering, including the reasons for the decision, shall be kept in accordance with the requirements of Section 7(F), below.

[3]	An “affiliated person” of a company is broadly defined by Section 2(a)(3) of the Investment Company Act to include any person that owns 5% or more of the company’s outstanding voting securities, any person controlling, controlled by or under common control with the company, and any officer, director/trustee, partner or employee of the company.
[4]	Any Investment Personnel of the Company otherwise subject to a code of ethics compliant with Rule 17j-1 adopted by the Adviser or a principal underwriter of the Company need not comply with this provision of this Code.

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(B)	Disgorgement. Any profits derived from securities transactions in violation of paragraph (A) shall be forfeited and paid to the Company for the benefit of their respective shareholders.

4.	REPORTING REQUIREMENTS

To enable a Company to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in Section 4(D) below.

Any report required to be submitted pursuant to this Section 4 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the securities to which the report relates.

Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

A Company may require Access Persons to comply with their reporting requirements using an on-line, secure third-party platform.

The Codes of Ethics of the Advisers require disclosure by Access Persons (as defined therein), but no duplicative disclosure is required by this Code.

(A)	Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall disclose in writing, in a form acceptable to the CCO, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities (“Initial Holdings Report”). Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;
(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
(3)	The date the report is submitted by the Access Person.

(B)	Quarterly Transaction Report. Each Access Person shall report in writing to the CCO within 30 days of the end of each calendar quarter in a form acceptable to the CCO (“Quarterly Transaction Report”):

(1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii)	The price of the Covered Security at which the transaction was effected;
(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

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(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with which the Access Person established the account;
(ii)	The date the account was established; and
(iii)	The date that the report is submitted by the Access Person.

(C)	Annual Holdings Report. Each Access Person shall report annually, no later than January 31 of each year, the following information, which must be current as of December 31 of the prior calendar year (“Annual Holdings Report”):

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
(3)	The date the report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)	A person need not submit reports pursuant to this Section 4 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)	Any Access Person of a Company that is also an “access person” of the Adviser or a principal underwriter to the Company (as that term is defined in Rule 17j-1) need not submit reports pursuant to this Section 4 provided that such person is otherwise subject to a code of ethics compliant with the terms of Rule 17j-1 adopted by the Adviser or the principal underwriter of the Company, as applicable.

(4)	An Independent Trustee of a Company (i.e., a trustee who is not an “interested person” of the Company as that term is defined in Section 2(a)(19) of the Investment Company Act), and who would be required to make a report solely by reason of being a trustee of the Company, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and
(ii)	A Quarterly Transaction Report unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Company, should have known that, during the 15-day period immediately preceding or after the trustee’s transaction in a Covered Security, the Company purchased or sold such Covered Security or the Company considered purchasing or selling the Covered Security.

(5)	An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by a Company with respect to the Access Person provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

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5.	COMPLIANCE PROCEDURES

(A)	Notification to Access Persons: The CCO shall notify each Access Person that he or she is subject to this reporting requirement, of his or her classification as “Access Person” and/or “Investment Personnel” under this Code, and shall deliver a copy of this Code to each Access Person.

(B)	Review of Reports. The CCO (or his or her designee) shall review any reports received pursuant to this Code within 30 days of their submission.

6.	REPORT TO THE BOARD

The Company’s CCO shall report to the Board at each meeting regarding the following matters (to the extent not previously reported to the Board):

(A)	Issues arising under this Code, including but not limited to material violations of this Code, violations that are material in the aggregate, and any sanctions imposed.

(B)	With respect to any transaction not required to be reported to the Board by the operation of Section 6(A) that the Company’s CCO believes nonetheless may evidence violation of this policy.

(C)	The Board shall consider reports made hereunder and upon discovering that a violation of this Code has occurred, the Board may impose such sanctions, in addition to any disgorgement required pursuant to Section 3(B) hereof, as they deem appropriate, including, among other things, a letter of sanction, suspension, or termination of the employment of the violator.

The Company’s CCO shall report to the Board on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures.

The Board shall review this Code and the operation of these policies at least once a year.

7.	RECORDKEEPING

The Company shall maintain the following records at its principal office:

(A)	This Code and any related procedures, and any Code that has been in effect during the past five years shall be maintained in an easily accessible place;

(B)	A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)	A copy of each report under this Code by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 4, to be maintained in an easily accessible place;

(E)	A copy of each report by the Company’s CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(F)	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an IPO or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

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8.	APPROVAL REQUIREMENTS

This Code and any material changes to this Code must be approved by the Company’s Board. Each such approval must be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter for a Company, the Company’s Board must approve the Code of Ethics of such investment adviser, sub-adviser or principal underwriter for the Company (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that Code of Ethics within six months after the adoption of the change. For the avoidance of doubt, a Company’s officers may make such non-material changes to this Code as they may determine necessary or appropriate, provided that the amended Code shall be reviewed with the Board at the next regularly scheduled meeting.

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